Exhibit 99.1

Multiplayer Online Dragon Inc.
12F, World Trade Centre, No 25 Tongxings Street,
Zhongshan District, Dalian, China

NEWS RELEASE

Nevada, December __, 2010 – Multiplayer Online Dragon Inc., (the “Company”), (OTCBB:MYDR), further to the Company’s new release dated December 8, 2010, the Company is pleased to announce that the Company has entered into a definitive agreement dated effective December 21, 2010, with Webprizm.com (a Nevada Company), pursuant to which the Company was granted an option to purchase 100% of Webprizm shares in exchange for the vendors or their legal nominees receiving 51% of the voting shares of the Company (such shares may include "restricted stock"). The Company has the option to acquire Webprizm shares by contributing US$10 million on the project within 36 months of signing the agreement.

The Company also announces that it has closed a non-brokered private placement of restricted shares of 1,000,000 common shares in the capital of the Company at a price of $0.50 for $500,000 to overseas (Non-US) investors. The proceeds will be used to fund the Webprizm project.

Following the completion of the transaction, it is anticipated that Yuan Kun Deng will step down from his position as President and Chief Executive Officer. Mr. Deng will become the Chairman of the Board and Mr. Brenner will take over the day-to day operations and will become the President and Chief Executive Officer of the Company. It is also anticipated the appointment of Andrew Rybacha to the Board of Directors and Chief Technology Officer of the Company. Mr. Brenner, Mr. Deng and Mr. Rybacha are the proposed newly created Board of Directors position respectively. The following is a summary of the credentials for the proposed new members of the Board of Directors:

Walter Brenner an independent business consultant and technology entrepreneur for the past 12 years. Mr. Brenner graduated from York University’s Osgoode Hall Law School with a Bachelor of Laws degree. Since 1993, Mr. Brenner has been a director and senior officer of Hellix Ventures Inc. a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange. Hellix is listed as a mining company and also has producing petroleum properties. Mr. Brenner is also founder of Abington Ventures Inc. and has been its president and director of since 1999. Abington is a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange as a mining company.

Andrew Rybacha holds a master degree in Electronics Engineering, C/C++ programming, embedding systems programming and internet technologies. In addition Mr. Rybacha brings 15 years experience of Lead Project manager.

Multiplayer Online Dragon Inc. is focused on creating, hosting and launching a collaborative Internet search engine.  The Internet is a world-wide medium of interconnected electronic and/or computer networks. The Company has no debt (other than short term trade payables), is financially sound.

ON BEHALF OF THE BOARD OF DIRECTORS

MULTIPLAYER ONLINE DRAGON INC.

Per:      Yuan Kun Deng
Yuan Kun Deng, President

The above news release has been provided by the above company via the OTC Disclosure and News Service. Issuers of news releases and not OTC Markets Inc. are solely responsible for the accuracy of such news releases.